UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	December 17, 2002
Exact name of registrant as specified in its charter	Richardson Electronics, Ltd.
State or other jurisdiction of incorporation	Delaware
Commission file Number	0-12906
IRS Employer Identification No.	36-2096643
Address of principal executive office	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
Zip Code	60147-0393
Registrant's telephone number, including area code	630-208-2200

This Current Report on Form 8-K contains a total of 5 pages.

Item 9. Regulation FD Disclosure

Richardson Reports Sales Increased 9.5% Sequentially in the Second Quarter

LaFox, IL, Tuesday December 17, 2002: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported results for the second quarter of fiscal 2003, which ended November 30, 2002. Revenues in the second quarter of 2003 were $119.0 million, an increase of 9.5% from the previous quarter. Revenues from continuing operations, excluding the Medical Glassware Business sold in February 2002, increased 6.5% from the prior year. Net earnings were $1.2 million, or $0.09 per share, compared to net earnings of $0.9 million, or $0.07 per share for the same quarter last year.

The Company's three largest business units, RF & Wireless Communications, Security Systems, and Industrial Products, and three largest regions, North America, Europe and Asia Pacific, all recorded revenue growth over the same quarter and six-month period last year.

Edward J. Richardson, Chairman of the Board and Chief Executive Officer, said, "The strong broad based growth achieved across our largest strategic business units we believe demonstrates the global demand for our engineered solutions strategy."

For the six-month period, revenues from continuing operations in the six months increased 6.9% from the prior year. Overall revenues were $227.6 million, an increase of 3.4% from the six-month period a year ago. Net earnings, before cumulative effect of change in accounting principle, in the six months were $1.5 million, or $0.11 per share, compared to $0.5 million, or $0.04 per share a year ago.

The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets", effective June 1, 2002. In accordance with the transitional rules for this pronouncement, the Company completed its evaluation of the carrying value of goodwill and determined that the carrying value exceeded the fair value in certain instances. As a result of this new pronouncement, Richardson recorded an impairment charge of $17.9 million net of tax, or $1.28 per share, which has been recorded as a cumulative effect of accounting change in the first quarter of fiscal 2003.

"This was the second consecutive quarter of growth compared to the declines we experienced last year," added Mr. Richardson. "This improvement combined with the strong bookings that we have experienced so far suggests that the worst is behind us, and we are returning to normal market conditions. "

Mr. Richardson concluded, "Bookings were up 17% sequentially in the quarter with all four business units growing. We have solid momentum going into the second half of our fiscal year to continue market share gains and year-over-year growth in an otherwise non-eventful economy."

On Wednesday, December 18, 2002 at 9:00 a.m. CST, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call's agenda. To listen to the call, please dial 800-553-0272 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on December 18, 2002 through March 25, 2003. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 663870.

This release includes certain "forward looking" statements as defined by the SEC. Such statements are not guarantees of future performance since the company's operations involve risks and uncertainties and actual results may differ materially from predictions. Reference is made to the company's Form 10-Q's and 10-K's for a summary of some of the risks that may affect the company's performance.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and assembly, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd. Consolidated Condensed Statements of Operations Second Quarter Fiscal 2003, Ended November 30, 2002 (in thousands, except per share amounts)
	Three Months		Six Months
	FY 2003	FY 2002	FY 2003	FY 2002
Net sales	$ 118,958	$ 115,499	$ 227,572	$ 220,180
Cost of products sold	90,045	87,118	171,505	165,325
Gross margin	28,913	28,381	56,067	54,855
Selling, general and administrative expense	24,458	23,312	48,704	46,854
Operating income	4,455	5,069	7,363	8,001
Other expenses, net	2,595	3,656	5,059	7,144
Income before income taxes and cumulative effect of accounting change	1,860	1,413	2,304	857
Income taxes	670	511	830	309
Net income before cumulative effect of accounting change	1,190	902	1,474	548
Cumulative effect of accounting change, net of tax (Note 1)	-	-	(17,862)	-
Net income (loss)	$ 1,190	$ 902	$ (16,388)	$ 548
Net income (loss) per share - basic: Net income per share before cumulative effect of accounting change	$ .09	$ .07	$ .11	$ .04
Cumulative effect of accounting change, net of tax	-	-	(1.30)	-
Net income(loss) per share	$ .09	$ .07	$ (1.19)	$ .04
Average shares outstanding	13,789	13,614	13,785	13,570
Net income (loss) per share - diluted: Net income per share before cumulative effect of accounting change	$ .09	$ .07	$ .11	$ .04
Cumulative effect of accounting change, net of tax	-	-	(1.28)	-
Net income(loss) per share	$ .09	$ .07	$ (1.17)	$ .04
Average shares outstanding	13,871	13,806	14,004	13,883
Dividends per common share	$ .04	$ .04	$ .08	$ .08

Notes:

  During the quarter ended November 30, 2002, the Company adopted SFAS 142, "Goodwill and Other intangible Assets" effective June 1, 2002 and as result recorded a cumulative effect adjustment of $17,862, net of taxes of $3,725 to write-off impaired goodwill. Previously reported quarterly results for the quarter ended August 31, 2002 have been revised to reflect adoption of SFAS 142, "Goodwill and Other Intangible Assets" effective June 1, 2002. First quarter Consolidated Condensed Statements of Operations amounts are as follows:
First Quarter
Net income as previously reported	$ 284
Cumulative effect of accounting change, net of tax	(17,862)
Net loss as revised	(17,578)
Net income per share - basic as previously reported	$ 0.02
Cumulative effect of accounting change, net of tax	(1.30)
Net loss per share - basic as revised	(1.28)
Net income per share - diluted as previously reported	$ 0.02
Cumulative effect of accounting change, net of tax	(1.26)
Net loss per share - diluted as revised	(1.24)

Richardson Electronics, Ltd. Sales and Gross Margin Second Quarter Fiscal 2003, Ended November 30, 2002 (in thousands, unaudited)
By Business Unit:	Sales			Gross Margin
	FY 2003	FY 2002	% Change	FY 2003	GM% of Sales	FY 2002	GM% of Sales
Second Quarter RFWC IPG SSD DSG MSG Corporate	$ 58,386 19,707 23,989 14,833 245 1,798	$ 53,077 18,750 21,491 15,839 3,981 2,361	10.0% 5.1% 11.6% -6.4% -93.8%	$ 13,091 6,480 6,013 3,993 31 (695)	22.4% 32.9% 25.1% 26.9% 12.7%	$ 12,546 6,164 5,084 4,001 818 (232)	23.6% 32.9% 23.7% 25.3% 20.5%
Total	$118,958	$115,499	3.0%	$ 28,913	24.3%	$ 28,381	24.6%
Excliuding MSG	$118,713	$111,518	6.5%	$ 28,882	24.3%	$ 27,563	24.7%
Full Year RFWC IPG SSD DSG MSG Corporate	$110,187 38,469 46,396 28,122 844 3,554	$97,540 37,534 41,880 30,701 8,057 4,468	13.0% 2.5% 10.8% -8.4% -89.5%	$ 24,975 12,891 11,447 7,596 187 (1,029)	22.7% 33.5% 24.7% 27.0% 22.2%	$ 23,736 12,561 9,869 7,709 1,751 (771)	24.3% 33.5% 23.6% 25.1% 21.7%
Total	$227,572	$220,180	3.4%	$ 56,067	24.6%	$ 54,855	24.9%
Excluding MSG	$226,728	$212,123	6.9%	$ 55,880	24.6%	$ 53,104	25.0%

By Area:	Sales			Gross Margin
	FY 2003	FY 2002	% Change	FY 2003	GM% of Sales	FY 2002	GM% of Sales
Second Quarter North America Europe Asia/Pacific Latin America Other Corporate	$ 67,126 24,924 18,768 4,968 1,374 1,798	$ 60,641 24,697 18,299 7,545 1,956 2,361	10.7% 0.9% 2.6% -34.2% -29.8%	$ 16,948 6,666 4,193 1,460 341 (695)	25.2% 26.7% 22.3% 29.4% 24.8%	$ 15,603 6,446 4,091 1,998 475 (232)	25.7% 26.1% 22.4% 26.5% 24.3%
Total	$ 118,958	$115,499	3.0%	$ 28,913	24.3%	$ 28,381	24.6%
Full Year North America Europe Asia/Pacific Latin America Other Corporate	$ 127,724 47,364 36,101 10,035 2,794 3,554	$ 120,869 45,472 31,373 14,252 3,746 4,468	5.7% 4.2% 15.1% -29.6% -25.4%	$ 32,586 12,619 8,409 2,751 731 (1,029)	25.5% 26.6% 23.3% 27.4% 26.2%	$ 31,206 12,135 7,486 3,879 920 (771)	25.8% 26.7% 23.9% 27.2% 24.6%
Total	$ 227,572	$ 220,180	3.4%	$ 56,067	24.6%	$ 54,855	24.9%
Note: Fiscal 2002 data has been reclassified to conform with the current presentation.